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                                  Exhibit 99.1

                           [NATIONAL CITY LETTERHEAD]

[NATIONAL CITY LOGO]

                                                                    NEWS RELEASE

FOR MORE INFORMATION CONTACT:

     Betsy Figgie                                                Amber Garwood
     Investor Relations                                          Media Relations
     (216) 222-9849                                              (216) 222-8202


     www.nationalcity.com                                 FOR IMMEDIATE RELEASE


                      NATIONAL CITY ANNOUNCES AUTHORIZATION
                          FOR SHARE REPURCHASE PROGRAM

         CLEVELAND, February 24, 2003 -- National City Corporation (NYSE:NCC) announced that its Board of Directors authorized at its meeting today the repurchase of up to 25 million shares of National City's issued and outstanding common stock, subject to an aggregate purchase limit of $800 million. As of December 31, 2002, there were approximately 611 million common shares outstanding. Currently, there are approximately 14 million shares remaining under a previous authorization that will be repurchased prior to the execution of the new authorization. The shares will be acquired either in the open market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission.

         Commenting on this action, Chairman and CEO, David A. Daberko, stated "National City's high return on equity results in capital generation over and above the ongoing reinvestment needs of our businesses. It is prudent to return a portion of this
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capital to our shareholders through an active share repurchase program. We believe National City shares are an exceptionally attractive investment opportunity."

         National City Corporation, headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive distribution network in Ohio, Michigan, Pennsylvania, Indiana, Kentucky, and Illinois and also serves customers in selected markets nationally. Its primary businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing.

         This press release contains forward-looking statements regarding National City's financial outlook that are subject to risks and uncertainties which could cause actual results to differ materially. Such risks and uncertainties include the Corporation's ability to execute its business plans, general economic conditions, and other risks detailed from time to time in reports filed with the Securities and Exchange Commission.

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